Exhibit 99.1

Press Release
June 30, 2016

7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics to Acquire Vulcan Threaded Products to

Expand SBQ Finishing Capabilities

FORT WAYNE, INDIANA, June 30, 2016 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that it has entered into a definitive agreement to acquire 100% of Vulcan Threaded Products, Inc. (“Vulcan”).   Established in 1978, Vulcan is based outside of Birmingham, Alabama and is the nation’s largest manufacturer and supplier of threaded rod products, and also produces cold drawn and heat treated bar. Steel Dynamics plans to purchase Vulcan for $126 million, inclusive of $42 million in working capital, which is subject to typical post-closing adjustments.  The purchase price will be paid in cash from available funds.  The transaction is expected to be immediately accretive to 2016 earnings and cash flow per share.

“During 2015, we identified the pursuit of higher-margin downstream business opportunities that utilize our steel products in their manufacturing processes, as one of our target growth objectives,” stated Mark D. Millett, President and Chief Executive Officer. “A strategy intended to reduce volatility during both strong and weak market cycles, given steel raw material supply optionality.  During weak steel demand environments these businesses could purchase steel internally from our own mills, thus increasing SDI’s steel mill utilization.  As a consumer of special-bar-quality products currently produced at our Engineered Bar Products Division, Vulcan depicts this model perfectly and fits well within our core operating strengths.”

Vulcan has a diversified product line, evenly distributed amongst threaded steel rod, cold finished bar processing and heat treated bar.  It shipped approximately 89,000 tons of these products during the trailing twelve month period ended March 31, 2016.  Historically Vulcan has purchased nearly 20,000 tons of steel from the company’s Engineered Bar Products Division (“EBD”).  Based on capabilities, Steel Dynamics believes this internal volume could grow in the near term to between 30,000 and 50,000 tons, or just under ten percent of EBD’s total 2015 shipments.

“Vulcan has been a valued customer of our Engineered Bar Products Division for over a decade. I congratulate Bill and Kent Upton on the creation of a tremendous company and team.  We are looking forward to welcoming the employees and customers of Vulcan into the Steel Dynamics family.  We are excited to add the quality of Vulcan’s brand and products to our portfolio,” concluded Millett.

The transaction is valued at approximately 5.0 times trailing twelve month March 31, 2016 EBITDA, excluding potential income tax-related benefits.  The transaction is subject to customary conditions and receipt of regulatory approvals.  Steel Dynamics expects to obtain all necessary regulatory approvals and complete the transaction by August 2016.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $7.6 billion in 2015, approximately 7,500 employees, and manufacturing facilities primarily located throughout the United States (including six electric-arc-furnace steel mills, ten steel coating lines, an iron production facility, approximately 75 metals recycling locations and eight steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to the operation of new or existing facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” or by the words “may,” “will,” or “should,” are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics’ more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com.

Contact:   Theresa E. Wagler, Chief Financial Officer —+1.260.969.3500